Exhibit 99.1

Leslie’s, Inc. Appoints Maile (Clark) Naylor to Board of Directors

PHOENIX, AZ –May 15, 2024 – Leslie's, Inc. ("Leslie's" or the “Company”; NASDAQ: LESL), the largest and most trusted direct-to-consumer brand in the U.S. pool and spa care industry, announced that the Company has appointed Maile (Clark) Naylor to its Board of Directors, replacing Eric Kufel, effective May 15, 2024. Ms. Naylor has joined as a Class I Director and member of the Audit and Compensation Committees. Mr. Kufel has resigned from his board duties at Leslie’s to concentrate on his recently appointed role as Chairman and CEO of another company. Mr. Kufel advised the Company that his decision to resign is not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

“On behalf of Leslie’s, we would like to express our sincere gratitude to Eric for his service. Eric has been with Leslie’s since 2018 and has had a tremendous positive impact in various functions on Leslie's board. We wish him continued success going forward. At the same time, we are fortunate to have the opportunity to work with Maile (Clark) Naylor. Maile’s prior experience on the Board of Directors with multiple public companies and her insights as an analyst and investor will bring a valuable perspective to our team,” said John Strain, Leslie’s Chairman of the Board.

Ms. Naylor said, “I have long admired Leslie's strong market share position in an industry with favorable long-term prospects, and it is an honor to join its Board of Directors."

Ms. Naylor brings 25 years of buy-side experience focusing on consumer related companies at such firms as MFS Investment Management, Seneca Capital Management and Wellington Management. Ms. Naylor is currently an Independent Director on the Board of Directors at BJ’s Wholesale Club (NYSE: BJ) and Laird Superfood (NYSE American: LSF) and serves on the Board of Advisors of Boston Ballet.

About Leslie's

Founded in 1963, Leslie's is the largest and most trusted direct-to-consumer brand in the U.S. pool and spa care industry. The Company serves the aftermarket needs of residential and professional consumers with an extensive and largely exclusive assortment of essential pool and spa care products. The Company operates an integrated ecosystem of more than 1,000 physical locations and a robust digital platform, enabling consumers to engage with Leslie's whenever, wherever, and however they prefer to shop. Its dedicated team of associates, pool and spa care experts, and experienced service technicians are passionate about empowering Leslie's consumers with the knowledge, products, and solutions necessary to confidently maintain and enjoy their pools and spas.

For more information about Leslie's, visit lesliespool.com or follow and engage with us: @lesliespoolcare on Instagram, Leslie's on Facebook, and @lesliespoolcare on X (formerly Twitter).

Contact

Investors

Matthew Skelly

Vice President, Investor Relations

Leslie’s, Inc.

investorrelations@lesl.com

Farah Soi/Caitlin Churchill

ICR

investorrelations@lesl.com